Ogden Corporation
Two Pennsylvania Plaza
New York, NY 10121

   [LOGO]

April 14, 1997

TO OUR SHAREHOLDERS:

    On behalf of the Board of Directors, it is my pleasure to invite you to attend Ogden's 1997 Annual Meeting to be held at the Ritz-Carlton Huntington Hotel, 1401 South Oak Knoll Avenue, Pasadena, California, at 9:00 A.M. (Pacific
Time), on Thursday, May 22, 1997.

    The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting and Proxy Statement which we urge you to read carefully. Time will be set aside at the meeting for discussion of each item of business described in the Proxy Statement as well as any other matters of interest to you as a shareholder.

    It is important that your shares be represented at the meeting. Accordingly, whether or not you expect to attend, you are urged to sign, date and return the enclosed proxy card in the enclosed postage paid envelope to ensure that your shares will be represented at the annual meeting.

R. RICHARD ABLON
CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF OGDEN CORPORATION

    Notice is hereby given that the Annual Meeting of Shareholders of Ogden Corporation ("Ogden") will be held at the Ritz-Carlton Huntington Hotel, 1401 South Oak Knoll Avenue, Pasadena, California, on Thursday, May 22, 1997, at 9:00 A.M. (Pacific Time), for the following purposes:

(1) To elect five directors to hold office for terms of three years until the Annual Meeting of Shareholders in 2000 and until their respective successors have been elected and qualified;

(2) To ratify the appointment of Deloitte & Touche LLP as auditors of Ogden and its subsidiaries for the year ending December 31, 1997;

(3) To consider and act upon a proposal submitted by a shareholder requesting the Board of Directors take the steps necessary to provide that new directors be elected annually and not by classes;

(4) To consider and act upon a proposal submitted by a shareholder requesting the Board of Directors take steps necessary to require that all non-employee directors receive a minimum of fifty percent (50%) of their total compensation in the form of Ogden stock which cannot be sold for three years;

(5) To consider and act upon a proposal submitted by a shareholder requesting the Board of Directors immediately engage an investment banker to explore all alternatives to enhance the value of the Company; and

(6) To consider and act upon such other business as may properly come before the annual meeting.

    The Board of Directors has fixed April 8, 1997, as the record date for the annual meeting and all shareholders of record of Ogden at the close of business on such date shall be entitled to notice of and to vote at the annual meeting.

                                            By Order of the Board of Directors
                                                KATHLEEN RITCH,
                                                Vice President and Secretary

Dated: New York, N.Y.
     April 14, 1997

                                   IMPORTANT

    PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED STAMPED, ADDRESSED ENVELOPE, SO THAT YOUR SHARES MAY BE VOTED IF YOU ARE UNABLE TO ATTEND THE ANNUAL MEETING.

PROXY STATEMENT

    The following statement is submitted to shareholders in connection with the solicitation of proxies for the Annual Meeting of Shareholders of Ogden Corporation ("Ogden") to be held on May 22, 1997 (the "Annual Meeting"). The Annual Meeting will be held at the Ritz-Carlton Huntington Hotel, 1401 South Oak Knoll Avenue, Pasadena, California. A proxy card for the Annual Meeting is enclosed. This Proxy Statement and the accompanying proxy card are first being sent to shareholders on or about April 14, 1997.

    The purposes of the Annual Meeting are (1) to elect five directors to hold office for terms of three years until the Annual Meeting of Shareholders in 2000 and until their respective successors have been elected and qualified; (2) to ratify the appointment of Deloitte & Touche LLP as auditors of Ogden and its subsidiaries for the year ending December 31, 1997; (3) to consider and act upon a proposal submitted by a shareholder requesting the Board of Directors take the steps necessary to provide that new directors be elected annually and not by classes; (4) to consider and act upon a proposal submitted by a shareholder requesting the Board of Directors take steps necessary to require all non-employee directors receive a minimum of fifty percent (50%) of their total compensation in Ogden stock which cannot be sold for three years; (5) to consider and act upon a proposal submitted by a shareholder requesting the Board of Directors immediately engage an investment banker to explore all alternatives to enhance the value of the Company; and (6) to consider and act upon such other business as may properly come before the Annual Meeting.

    The solicitation of proxies to which this Proxy Statement relates is made by and on behalf of the Board of Directors of Ogden. The costs of this solicitation will be paid by Ogden. Such costs include preparation, printing, and mailing of the Notice of Annual Meeting, proxy cards, and Proxy Statement. The solicitation will be conducted principally by mail, although directors, officers, and employees of Ogden and its subsidiaries (at no additional compensation) may solicit proxies personally or by telephone and telegram. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries for proxy material to be sent to their principals, and Ogden will reimburse such persons for their expenses in so doing. Ogden is also retaining D.F. King & Co., Inc. to solicit proxies and will pay D.F. King & Co., Inc. a fee of $8,500 in connection therewith.

    The shares represented by all valid proxies in the enclosed form will be voted if received in time for the Annual Meeting in accordance with the specifications, if any, made on the proxy card. If no specification is made, the proxies will be voted FOR the nominees named in this Proxy Statement; FOR the ratification of Deloitte & Touche LLP as auditors; and AGAINST (i) the shareholders' proposal that new directors be elected annually and not by classes; (ii) the shareholder proposal that non-employee directors receive a minimum of fifty percent (50%) of their total compensation in Ogden stock which cannot be sold for three years, and (iii) the shareholder proposal requesting the immediate engagement of an investment banker. Each proxy is revocable at any time prior to being voted by delivering a subsequent proxy, by giving written notice to the Secretary of Ogden or by attending the Annual Meeting and voting in person, provided that such action must be taken in sufficient time to permit the necessary examination and tabulation of the revocation or the subsequent proxy before the vote is taken.

VOTING SECURITIES

    As of April 8, 1997, the record date for the Annual Meeting, Ogden had outstanding 49,984,968 shares of common stock ("Common Stock") and 46,282 shares of $1.875 Cumulative Convertible Preferred Stock, Partially Participating ("Series A Preferred Stock"), excluding shares held in the corporate treasury. Each share of Common Stock is entitled to one vote and each share of Series A Preferred Stock is entitled to one-half vote per share on all matters to come before the Annual Meeting, including the election of directors.

    Ogden has been advised by Putnam Investments, Inc. that they and Marsh & McLennan Companies, Inc., along with certain of their investment managers are the beneficial owners of more than 5% of Ogden's Common Stock, which were acquired for investment purposes for certain of their advisory clients. The following table sets forth certain information concerning the foregoing as of January 27, 1997:

                                                                               AMOUNT AND NATURE OF
                                                 NAME AND ADDRESS              BENEFICIAL OWNERSHIP     PERCENT
TITLE OF CLASS                                 OF BENEFICIAL OWNER                     (1)             OF CLASS
------------------------------------  --------------------------------------  ----------------------  -----------
Common..............................  Putnam Investments, Inc.                    2,972,600 shares           5.9%
                                      One Post Office Square
                                      Boston, Massachusetts 02109

------------------------

(1) 16,000 shares are held with shared voting power and 2,972,600 shares are held with shared dispositive power.

    The proxy card provides space for a shareholder to withhold voting for any or all nominees for the Board of Directors or to abstain from voting for any proposal if the shareholder chooses to do so. Each nominee for election as a director requires a plurality of the votes cast in order to be elected. Each other proposal submitted to the shareholders requires the affirmative vote of the holders of a majority of the votes present at the Annual Meeting, in person or by proxy, and entitled to vote. With respect to the election of directors, only shares that are voted in favor of a particular nominee will be counted towards achievement of a plurality; where a shareholder properly withholds authority to vote for a particular nominee such shares will not be counted towards such nominee's or any other nominee's achievement of plurality. With respect to the other proposals to be voted upon: (i) if a shareholder abstains from voting on a proposal, such shares are considered present at the meeting for such proposal but, since they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal; and (ii) shares registered in the names of brokers or other "street name" nominees for which proxies are voted on some but not all matters will be considered to be voted only as to those matters actually voted, and will not have the effect of either an affirmative or negative vote as to the matters with respect to which the broker does not have authority to vote and a beneficial holder has not provided voting instructions (commonly referred to as "broker non-votes").

ELECTION OF DIRECTORS--PROPOSAL NUMBER (1).

    The Ogden Restated Certificate of Incorporation provides for a Board of Directors that is divided into three classes of directors, which are designated Class I, Class II, and Class III, respectively. The directors elected to each class serve three-year terms. The expiration of the terms of the directors elected in each Class is staggered so that the terms of directors elected to one of the classes expires at each Annual Meeting of Shareholders. The terms of office of directors elected to Class I will expire at the Annual Meeting, those of the directors elected to Class II will expire at the Annual Meeting in 1998, and those of the directors elected to Class III will expire at the Annual Meeting in 1999.

    The Board of Directors has nominated the five persons named in the table below to serve as the Class I directors for terms of office commencing at the Annual Meeting and continuing until the 2000 Annual Meeting of Shareholders and until their respective successors are elected and qualified. Ogden has no reason to believe that any such nominee will be unable to serve as a director if elected. All nominees were elected a director at Ogden's 1994 Annual Meeting of Shareholders.

                         NOMINEES FOR CLASS I DIRECTORS

    The following table sets forth certain information concerning the nominees for election as directors. Each of the nominees is presently serving as a director of Ogden.

                                                TERM TO                     PRINCIPAL                     FIRST BECAME
NAME, AGE, AND OTHER INFORMATION                EXPIRE                      OCCUPATION                     A DIRECTOR
--------------------------------------------  -----------  --------------------------------------------  ---------------
David M. Abshire: Age 70....................        1997   President, Center for Strategic and                   1987
  Member of Ogden's                                          International Studies.
  Management Committee.

Norman G. Einspruch: Age 64.................        1997   Senior Fellow in Science and Technology and           1981
  Chairman of Ogden's Audit                                  Professor and Chairman of Industrial
  Committee; Member of Ogden's                               Engineering, University of Miami.
  Management Committee,
  Technology Committee and
  Compensation Committee; Director
  of Capital Factors Holding, Inc.

Attallah Kappas: Age 70.....................        1997   Sherman Fairchild Professor;                          1988
  Member of Ogden's Management Committee and                 Physician-in-Chief Emeritus
  Technology Committee; Ogden's Medical                      and past Vice President,
  Director.                                                  The Rockefeller University.

Homer A. Neal: Age 54.......................        1997   Vice President for Research and Professor of          1985
  Member of Ogden's Audit                                    Physics, University of Michigan.
  Committee and Technology
  Committee; Director of Ford
  Motor Company.

Stanford S. Penner: Age 75..................        1997   Professor (Emeritus), and Director                    1985
  Member of Ogden's Technology                               (Emeritus) of the center for Energy and
  Committee; Director, Optodyne Corp.                        Combustion Research at the University of
                                                             California at San Diego; Editor-in-Chief,
                                                             Energy--The International Journal.

THE BOARD RECOMMENDS A VOTE FOR THE FOREGOING NOMINEES

                         DIRECTORS WHOSE TERMS CONTINUE

    The following table sets forth certain information concerning directors whose terms are continuing.

                                              TERM TO                    PRINCIPAL                    FIRST BECAME
NAME, AGE, AND OTHER INFORMATION              EXPIRE                     OCCUPATION                    A DIRECTOR
------------------------------------------  -----------  ------------------------------------------  ---------------
R. Richard Ablon: Age 47..................        1998   Chairman of the Board, President and Chief          1986
  Member of Ogden's Management                             Executive Officer of Ogden.
  Committee.

Judith D. Moyers: Age 61..................        1998   President, Public Affairs Television,               1978
  Member of Ogden's Management                             Inc., Home Economist and Education
  Committee and Compensation                               Specialist
  Committee.

Robert E. Smith: Age 61...................        1998   Partner, Rosenman & Colin, a law firm.              1990
  Member of Ogden's Audit
  Committee and Management
  Committee; Director, The Zweig
  Fund, Inc. and The Zweig Total
  Return Fund, Inc.

Abraham Zaleznik: Age 73..................        1998   Konosuke Matsushita Professor of                    1978
  Chairman of Ogden's Compensation                         Leadership Emeritus, Graduate School of
  Committee and Member of Ogden's                          Business Administration, Harvard
  Management Committee; Director                           University.
  of American Greetings Inc.;
  The Timberland Co.; and Grossmans, Inc.

Ralph E. Ablon: Age 80....................        1999   Former Chairman of the Board-- Ogden.               1962
  Chairman of Ogden's Management
  Committee.

Terry Allen Kramer: Age 63................        1999   Self employed in Financial Ventures and             1977
  Chairman of the Board, American                          Theatrical Ventures.
  Diversified Enterprises, Inc.,
  Director, Allen & Company

                                              TERM TO                    PRINCIPAL                    FIRST BECAME
NAME, AGE, AND OTHER INFORMATION              EXPIRE                     OCCUPATION                    A DIRECTOR
------------------------------------------  -----------  ------------------------------------------  ---------------
  Incorporated and Gibraltor
  Financial Corporation.

Jesus Sainz: Age 53.......................        1999   Executive Vice Chairman, Trebol                     1994
  Member of Ogden's Management                             International, Madrid.
  Committee; Director, EDS Spain.

Frederick Seitz: Age 85...................        1999   President Emeritus, The Rockefeller                 1977
  Chairman of Ogden's Technology                           University.
  Committee; Member of Ogden's
  Management Committee and
  Compensation Committee; Director
  of Profile Diagnostic Sciences, Inc.

Helmut Volcker: Age 63....................        1999   Professor of Energy Technology, University          1994
  Member of Ogden's Technology                             of Essen.
  Committee; Chairman, Technical
  Advisory Board, GEC Alsthom
  EVT Energie and Verfahrenstechnik
  GmbH, Stuttgart.

                      COMMITTEES OF THE BOARD OF DIRECTORS

    MANAGEMENT COMMITTEE. The Management Committee's principal functions are to review and evaluate Ogden's strategies, plans, policies and management needed to meet long-range goals and objectives. The Committee makes recommendations to the Board of Directors with respect to nominees for new directors (including nominations submitted in writing to the Secretary of Ogden by shareholders not less than 50 days prior to the Annual Meeting and in compliance with the requirements of Ogden's By-laws) and board committee memberships. The Committee's functions also include evaluating and reviewing business transactions under consideration by management, Ogden's financial status, current financial arrangements and current and anticipated financial requirements, advising management with respect thereto and advising and recommending with respect to the purchase, issuance and sale of Ogden securities. There were six meetings of the Management Committee during 1996.

    COMPENSATION COMMITTEE. The Compensation Committee is composed of four "non-employee directors" (within the meaning of amended Rule 16b-3 of the Securities Exchange Act) and "outside directors" (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended) who are not employees or members of management of Ogden or any of its subsidiaries. The Compensation Committee is responsible for reviewing and approving compensation and benefit plans for Ogden and providing independent judgment as to the fairness of the compensation and benefit arrangements for senior management of Ogden and its subsidiaries. The Compensation Committee administers Ogden's Stock Option Plans, determines the Chief Executive Officer's compensation and reviews and approves the annual salary, bonus and other benefits, direct or indirect, of other designated members of senior management of Ogden and its subsidiaries. There were two meetings of the Compensation Committee during 1996.

    AUDIT COMMITTEE. The Audit Committee's principal functions are to evaluate and review financial procedures, controls and reporting; compliance with Ogden's Corporate Policy of Business Conduct; and both the audit scope and audit fees. There were five meetings of the Audit Committee during 1996.

    TECHNOLOGY COMMITTEE. The Technology Committee's principal functions are to collect, review, study and evaluate various changes and innovations in technology, materials and technical services that may be of benefit to Ogden's operations. The Committee also reviews and takes into consideration environmental standards and pollution-control requirements connected with the operation by Ogden of various solid waste-to-energy and other operating facilities across the United States. There were six meetings of the Technology Committee during 1996.

    During 1996 the Board of Directors held six regularly scheduled meetings. Each incumbent director attended at least 75% of the aggregate 1996 meetings of the Board and of the Committees on which such director served.

                            DIRECTOR'S COMPENSATION

    Each Ogden director who is not an employee of Ogden or an Ogden subsidiary receives an annual director's fee of $9,000 plus $1,500 for each Board of Directors meeting attended. Each such director also receives an annual fee of $12,000 for each committee on which such director serves plus $1,500 for each committee meeting attended. In addition, each such director receives $500 for each day, or portion thereof, spent away from the director's city of residence on special director activities. All directors are reimbursed for expenses incurred in attending Board and committee meetings. Directors who are employees of Ogden or an Ogden subsidiary receive no additional compensation for serving on the Board or any committee. Dr. Kappas is retained on an independent contractor basis as Ogden's Medical Director and senior advisor, to advise and consult with management on health issues and receives $1,000 per month as a consulting fee. Dr. Volcker and Mr. Sainz provide consultation services and advice to Ogden and its subsidiaries in developing new business in the European market for which each is paid a monthly consulting fee by Ogden in the amount of $5,000, plus reimbursement for traveling expenses.

    Each nonemployee director of Ogden on November 14, 1990 was granted a Director's Stock Option and limited stock appreciation right (LSAR) with respect to 25,000 shares of Ogden Common Stock at an exercise price of $18.3125 per share. Each nonemployee individual who becomes a Director after November 14, 1990 may be granted a Director's Stock Option and LSAR with respect to a number of shares of Ogden Common Stock as determined by the Compensation Committee not to exceed 25,000 shares at an exercise price equal to the average of the high and low sales price of Ogden Common Stock on the date of grant. Messrs. Sainz and Volcker were each granted Directors' Stock Options with respect to 25,000 shares of Ogden Common Stock on November 1, 1994 at an exercise price of $21.50 per share.

                        SECURITY OWNERSHIP BY MANAGEMENT

    Information about the Common Stock beneficially owned as of March 1, 1997 by each nominee, each director, each executive officer named in the Summary Compensation Table and all directors and executive officers of Ogden as a group is set forth as follows:

                                                          BENEFICIAL OWNERSHIP
                                                                   OF
                                                           OGDEN COMMON STOCK
                                                         ----------------------
                                                          AMOUNT AND NATURE OF
                                                               BENEFICIAL         PERCENT OF
NAME OF BENEFICIAL OWNER                                      OWNERSHIP(1)         CLASS(2)
-------------------------------------------------------  ----------------------  -------------
R. Richard Ablon.......................................          1,130,425(3)           2.27
Ralph E. Ablon.........................................            257,626                 *
David M. Abshire.......................................             25,288(4)              *
Lynde H. Coit..........................................            117,800(5)              *
Norman G. Einspruch....................................             36,440(4)              *
Philip G. Husby........................................            131,260(6)              *
Attallah Kappas........................................             26,000(4)              *
Terry Allen Kramer.....................................            301,658(4)              *
Scott G. Mackin........................................            300,400(7)              *
Judith D. Moyers.......................................             31,655(4)              *
Homer A. Neal..........................................             25,604(4)              *
Stanford S. Penner.....................................             30,220(4)              *
Jesus Sainz............................................             10,000(4)              *
Frederick Seitz........................................             36,442(4)              *
Robert E. Smith........................................             26,000(4)              *
Bruce W. Stone.........................................            162,577(8)              *
Helmut Volcker.........................................             11,000(4)              *
Abraham Zaleznik.......................................             46,792(4)              *
All executive officers and directors as a group (24
  persons) including those named above.................          3,392,539(9)           6.81

------------------------

(1) Except as otherwise noted each individual owns all shares directly and has sole investment and voting power with respect to all shares. No officer or director owns shares of Ogden Series A Preferred Stock.

(2) Asterisks indicate beneficial ownership of less than 1.0% of the class.

(3) Includes: 28,225 shares held in trust for his minor children; and 840,000 shares subject to stock options which are exercisable within 60 days of March 1, 1997. Does not include 204 shares held by his wife. Mr. Ablon has neither investment nor voting power with respect to the shares held by his wife, and disclaims any beneficial interest in such shares.

(4) Includes: 20,000 shares for Dr. Kappas, 10,000 shares for each of Mr. Sainz and Dr. Volcker and 25,000 shares for each of Messrs. Abshire, Einspruch, Neal, Penner, Seitz, Smith, Zaleznik and Ms. Kramer and Moyers subject to stock options which are exercisable within 60 days of March 1, 1997. Also includes: 2,735 shares held by Dr. Einspruch in a Keogh Plan; 100 shares held by Dr. Neal jointly with his wife over which Dr. Neal has shared voting and investment authority with his wife; 5,220 shares held by Dr. Penner and his wife in a living trust for their children over which Dr. Penner has shared voting and investment authority with his wife; and 371 shares held by Dr. Seitz in trust with his children over which he has shared voting and investment authority with his children.

(5) Includes: 116,300 shares subject to stock options which are exercisable within 60 days of March 1, 1997.

(6) Includes: 3,260 shares held jointly with his wife and 128,000 shares subject to stock options which are exercisable within 60 days of March 1, 1997. Mr. Husby has shared investment and voting power with respect to the 2,760 shares held jointly with his wife.

(7) Includes: 284,400 shares subject to stock options which are exercisable within 60 days of March 1, 1997.

(8) Includes 160,200 shares subject to stock options which are exercisable within 60 days of March 1, 1997.

(9) Includes 1,793,900 shares subject to options which are exercisable within 60 days of March 1, 1997 and approximately 515,600 shares of Ogden Common Stock which may be voted by Messrs. Coit, Husby and three other individuals as members of the Investment Committee of Ogden's Group Trust Fund for Profit Sharing Plans.

RATIFICATION OF AUDITORS--PROPOSAL NUMBER (2)

    Shareholders are requested to ratify the continued appointment of Deloitte & Touche LLP ("Deloitte") as auditors of Ogden and its subsidiaries for the year 1997. A representative of Deloitte is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions. Deloitte has been Ogden's auditors since 1951. Audit and other services rendered by Deloitte for the fiscal year ended December 31, 1996, in addition to the audit of the Consolidated Financial Statements, included: review of financial and related information that is to be included in filings with the Securities and Exchange Commission; consultation during the year on matters related to accounting and financial reporting; audits of financial statements of certain subsidiary companies; audits of employee benefit plans contained in filings required pursuant to ERISA; consulting services; and meeting with the Audit Committee on matters related to the audit. Although Ogden is not required to submit the selection of auditors to the shareholders for ratification, it has elected to do so. In the event such selection is not ratified, Ogden would consider the selection of other auditors for fiscal years after 1997. However, it would not be possible to replace Deloitte as auditors for the 1997 fiscal year without significant disruption of Ogden's business.

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL NUMBER (2)

SHAREHOLDER PROPOSAL--PROPOSAL NUMBER (3)

    Dr. Charles Miller, 23 Park Circle, Great Neck, New York 11023, an Ogden shareholder who has been the beneficial owner of shares of Ogden Common Stock with a market value of at least $1,000 and has held such shares continuously for at least one year, and has advised that he intends to maintain such ownership through the date of the 1997 annual shareholders meeting, has submitted the following resolution and supporting statement for inclusion in this Proxy Statement and will cause the resolution to be introduced at the Annual Meeting.

ELIMINATE CLASSIFIED BOARD OF DIRECTORS RESOLUTION

    "RESOLVED, that the stockholders of the Company request that the Board of Directors take the necessary steps, in accordance with state laws, to declassify the Board of Directors so that all director are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected."

SUPPORTING STATEMENT

    The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. I believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interest of the Company and its stockholders.

    The Board of Directors of the Company is divided into three classes serving staggered three-year terms. I believe that a Company's classified Board of Directors maintains the incumbency of the current Board and therefore of current management which in turn limits management's accountability to stockholders.

    The elimination of the Company's classified Board would require each new director to stand for election annually and allow stockholders an opportunity to register their views on the performance of the Board collectively and each director individually. I believe this is one of the best methods available to stockholders to insure that the Company will be managed in a manner that is in the best interests of the stockholders.

    A classified board might also be seen as an impediment to potential takeover of the Company's stock at a premium price. With the inability to replace the majority of the Board at one annual meeting, an outside suitor might be reluctant to make an offer in the first place.

    I am a founding member of the Investors Rights Association of America and I believe that the concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders, are unfounded. In my view, in the unlikely event that the stockholders vote to replace all directors, this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change.

I URGE YOUR SUPPORT. VOTE FOR THIS RESOLUTION.

BOARD OF DIRECTORS' REASONS FOR OPPOSING THE PROPOSAL

    The Board of Directors believes the interests of the shareholders are better served by a classified board than by the annual election of all directors. The classification of directors has the effect of making it more difficult to change the composition of the Board of Directors. With the classified Board, the likelihood of continuity and stability in the Board's business strategies and policies is enhanced since generally two-thirds of the directors at all times will have had prior experience and familiarity with the business and affairs of the Company. This enables the directors to build on past experience and plan for a reasonable period into the future.

    The Board does not believe that directors elected to a classified Board are any less accountable than they would be if elected annually, since the same standards of performance apply regardless of the term of service. The classified Board is intended to encourage persons who may seek to acquire control of the Company to initiate such action through negotiations with the Board. At least two meetings of shareowners would generally be required to replace a majority of the Board. By reducing the threat of an abrupt change in the composition of the entire Board, classification of directors would give the Board sufficient time to review any takeover proposal, study appropriate alternatives and achieve the best results for all shareholders. The Board believes that although a classified board enhances the ability to negotiate favorable terms with a proponent of an unfriendly or unsolicited proposal, it does not necessarily discourage takeover offers.

    The resolution offered by the proponents would not amend Ogden's restated Certificate of Incorporation at this time but instead requests that the Board take the steps necessary to elect all directors on an annual basis in the future. Under the terms of Ogden's Restated Certificate of Incorporation, an affirmative vote of 80% of the shares entitled to vote on a future resolution proposed by the Board would be required to amend the provisions governing the staggered election of directors. The Board continues to believe that the classified Board is in the best interest of the shareholders and that the shareholders should oppose efforts to eliminate it.

THE BOARD RECOMMENDS A VOTE AGAINST PROPOSAL NUMBER (3)

SHAREHOLDER PROPOSAL--PROPOSAL NUMBER (4).

    Kenneth Steiner, 14 Stoner Avenue, Great Neck, New York 11021, an Ogden shareholder who has been the beneficial owner of shares of Ogden Common Stock with a market value of at least $1,000 and has held such shares continuously for at least one year, and has advised he intends to maintain such ownership through the date of the 1997 Annual Shareholders Meeting, has submitted the following resolution and supporting statement for inclusion in this Proxy Statement and will cause the resolution to be introduced at the Annual Meeting:

STOCK COMPENSATION PROPOSAL

    "RESOLVED that the shareholders recommend that the board of directors take the necessary steps to ensure that from here forward all non-employee directors should receive a minimum of fifty percent (50%) of their total compensation in the form of Company stock which cannot be sold for three years."

SUPPORTING STATEMENT

    A significant equity ownership by non-employee directors is probably the best motivator for enhancing shareholder value and facilitating identification with shareholders.

    Traditionally, non-employee directors, were routinely compensated with a fixed fee, regardless of corporate performance. In today's competitive global economy, outside directors must exercise a critical oversight of management's performance in fostering corporate profitability and shareholder value. All to often, outside directors' oversight has been too lax, and their actions were too late to effect any meaningful change.

    The history of public corporations in America has too many examples of directors passively allowing strategic management errors to occur. This results in eroding corporate and shareholder value.

    When compensation takes the form of company stock, there is a greater likelihood that outside directors will exercise greater diligence in protecting their own, as well as corporate, and shareholder interests.

    What is being recommended in this proposal is neither novel or untried. A number of corporations have already established versions of such practices, namely, Alexander & Alexander, Baxter International, Hartford Steam Boiler, James River, McGraw Hill, NYNEX, RJR Nabisco, Sunbeam Corporation, The Travelers, Westinghouse, Woolworth and Zurn Industries.

    In June, 1995, the National Association of Corporate Directors' (NACD) Blue Ribbon Commission on Director Compensation issued a report urging that directors of public companies be paid their annual fees primarily in company stock to more closely align their interests with those of shareholders. Several widely-reported empirical studies have confirmed the potential efficacy of this approach. Research conducted by Professor Charles M. Elson of the Stetson University Law School found that those companies whose outside directors held substantial amounts of company stock tended both to compensate their executives more reasonably, and outperform those businesses where the directors held little or no equity, suggesting a link between director stock ownership and better corporate oversight and performance.

    It can be argued that awarding stock options to outside directors accomplishes the same purpose of insuring director's allegiance to a company's profitability as paying them in stock, However, it is my contention that stock options entail no downside risk, i.e., while stock options offer rewards should the stock increase, if the stock price decreases, no penalties ensue. There are few strategies that are more likely to align the interests of outside directors with those of shareholders than one which results in their sharing the same bottom line.

I URGE YOUR SUPPORT. VOTE FOR THIS RESOLUTION.

BOARD OF DIRECTORS' REASONS FOR OPPOSING THE PROPOSAL

    The Board of Directors believes it is in the best interests of Ogden and its shareholders to attract and retain exceptional individuals to serve as nonemployee Directors on Ogden's Board of Directors. To successfully do this, Ogden must offer a fair and competitive compensation package to nonemployee Directors (employee Directors are not compensated for services as Directors). Ogden believes that the Directors' current compensation package consisting of cash and the Ogden Directors' Stock Option Plan for nonemployee Directors (the "Directors Stock Option Plan") is competitive with industry standards allowing Ogden to attract highly valued individuals to serve on its Board.

    Ogden believes that the current compensation package is fair and appropriate in light of the obligations and responsibilities of corporate directors. The equity portion of the compensation package aligns nonemployee Directors' interests with shareholders' interests through Ogden stock issuable under the Directors' Stock Option Plan. The cash portion of the compensation provides flexibility to nonemployee Directors to use such cash as their particular needs may require, including the payment of income taxes which are the sole responsibility of the nonemployee Directors.

    Ogden believes that its compensation program for nonemployee Directors is appropriately structured and that implementation of this proposal would decrease the competitiveness of the compensation package for nonemployee Directors and thereby decrease the ability of Ogden to attract and retain outstanding individuals to serve on Ogden's Board.

THE BOARD RECOMMENDS A VOTE AGAINST PROPOSAL NUMBER (4).

SHAREHOLDER PROPOSAL--PROPOSAL NUMBER (5).

    William Steiner, 4 Radcliff, Great Neck, New York 11024, an Ogden shareholder who has been the beneficial owner of shares of Ogden Common Stock with a market value of at least $1,000 and has held such shares continuously for at least one year, and has advised he intends to maintain such ownership through the date of the 1997 Annual Shareholders Meeting, has submitted the following resolution and supporting statement for inclusion in this Proxy Statement and will cause the resolution to be introduced at the annual shareholders meeting:

SALE OR MERGER OF COMPANY

    "RESOLVED: that the shareholders of the Company recommend and deem it desirable and in their best interest that the board of directors immediately engage the services of a nationally recognized investment banker to explore all alternatives to enhance the value of the Company. These alternatives should include, but not be limited to, the possible sale, merger or other transaction involving the Company.

SUPPORTING STATEMENT

    In support of the above resolution, the proponent believes that in view of the unacceptable performance of the Company over the past five years, the deplorable stock price, and in my opinion, ineffective management, the board of directors should take immediate action to engage the services of an investment banker to explore all alternatives to enhance the value of the Company.

    I am the founder of the Investors Rights Association of America and it is my opinion that the value of the Company can be enhanced if the above resolution is carried out and the shareholders would at long last be able to salvage meaningful monetary rewards for their patience and long suffering.

    Nell Minow, a highly acclaimed corporate governance specialist, and principal of the LENS fund, which specializes in increasing the value of under-performing companies, has stated:

        "Companies can only justify asking investors to take the risk of investing in equities by delivering a competitive rate of return on the invested capital. When a company's management and board cannot meet that goal, they owe it to their investors to submit themselves to an independent evaluation by an outside firm, to insure that all options are objectively evaluated.

        If a company's performance lags over a sustained period, it is time for the shareholders to send a message of no confidence to the board, reminding them that they have to hold management--and themselves--to a higher standard."

I URGE YOUR SUPPORT. VOTE FOR THIS RESOLUTION

BOARD OF DIRECTORS' REASONS FOR OPPOSING THE PROPOSAL

    The Board of Directors has a duty to act in the best interest of all shareholders. Maximizing shareholder value is most certainly an important component of that duty and the subject of shareholder value is considered often by the Board of Directors and management.

    The Board periodically reviews from a strategic perspective the long term outlook for Ogden. The prospects for Ogden's current businesses are reviewed and business plans developed. The Board continually evaluates acquisition prospects as well as the benefits that may be derived from selling existing businesses and reinvesting the after-tax proceeds thereof in new businesses.

    The Board believes that the interest of shareholders is best served by causing Ogden to be operated effectively and efficiently to generate increasing operating earnings. To that end, the Board continually develops plans and takes steps to achieve this goal.

    Ogden maintains contact with several nationally prominent investment banking firms and from time to time obtains professional advice on the subjects mentioned above and in Mr. Steiner's proposal. However, it is the focus on continual improvement in Ogden's performance and diligent pursuit of its long-term plans that will maximize shareholder value, not the appointment of a third party to study Ogden and its prospects, a subject with which the Board is knowledgeable.

    The Board believes that it can function most effectively when its strategic planning is conducted confidentially. In this way, ideas can be developed and debated without the fear that they will lead to rumors or public debate that could harmfully restrict the Board's choices or disrupt the public market for Ogden's stock.

    Therefore, the Board believes that adoption of this proposal would not serve Ogden's best interest and could actually diminish shareholder value.

THE BOARD RECOMMENDS A VOTE AGAINST PROPOSAL NUMBER (5).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of Ogden's Compensation Committee are Abraham Zaleznik, Chairman; Norman G. Einspruch; Judith Davidson Moyers; and Frederick Seitz. All of the foregoing members are "non-employee directors" (within the meaning of revised Rule 16b-3 of the Securities Exchange Act of 1934) and "outside directors" (within the meaning of Section 162(m) of the Internal Revenue Code of 1986,
as amended) of Ogden who are not employees or members of management of Ogden or any of its subsidiaries.

    The Compensation Committee Report on Executive Compensation and the Graph which follows shall not be deemed to be incorporated by reference into any filing made by Ogden under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent Ogden incorporates such report and graph by specific reference.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

THE EXECUTIVE COMPENSATION PROGRAM

    Ogden has designed its executive compensation program to attract, motivate, and retain talented executives. Toward this end, the executive compensation program provides:

    - A base salary program to attract and retain talented executives who demonstrate the qualities required in the Ogden entrepreneurial culture and who meet the corporation's rigorous goals and standards.

    - Annual incentive bonus payments that are highly variable based on the achievement of pre-established individual goals and Ogden's financial performance. These incentive bonuses reward individuals whose performance contributes to achieving strategic and financial corporate objectives which increase shareholder value. Additionally, the CEO Formula Bonus Plan sets annual incentive bonus targets for the CEO based on a pre-tax return on equity formula.

    - Clear and uncomplicated long-term incentives, in the form of stock options, to encourage equity ownership and to align executives interests with shareholders. Stock options are granted periodically to reflect expanded roles and responsibilities or to readjust the total direct compensation mix. Grants typically vest over a five-year period and expire ten years from grant date.

CHIEF EXECUTIVE OFFICER (CEO) COMPENSATION

    The Committee set Mr. Ablon's base salary for 1997 at $800,000 (unchanged from 1995 and 1996). He was also awarded a 1996 bonus of $800,000 which was payable under the CEO Formula Bonus Plan for 1996 performance; and granted no new stock options. The factors utilized by the Committee in reaching its decisions are summarized below:

    COMPETITIVE PRACTICE IN CEO COMPENSATION.--Ogden operates diverse lines of business. Its success depends on the marketing and financial acumen as well as the creativity of its executives. As such, it competes for executive talent with any number of major Fortune 500 companies across many industries. Therefore, the Committee reviews summaries of prevailing CEO compensation practices of major companies in many industries rather than just companies within the specific service industry category. The Committee uses this information to evaluate competitive factors affecting the CEO compensation. The Committee reviewed the competitive practices in CEO compensation based on The Wall Street Journal/William M. Mercer (WSJ/Mercer) survey of 1996 Proxy Statements (comparing 1995 compensation from 350 major service and industrial companies). The Committee evaluated Mr. Ablon's 1996 total cash compensation against 1995 competitive pay at 87 of the 350 companies with revenues under $3.0 billion (1995 was the most recent year for which information was available). Using these measures, Mr. Ablon's total compensation, including base salary, bonus, and long-term incentive payments, approximates the 75th percentile of total direct compensation.

    CEO FORMULA BONUS PLAN--1996 PERFORMANCE--The CEO Formula Bonus Plan (the
Plan), adopted by the Committee and approved by shareholders in 1994, sets forth a Target Bonus which can be earned based upon the Pre-Tax Return on Equity (ROE) Performance Level achieved for each calendar year. Under the terms of the Plan, Ogden's 1996 Pre-Tax Income of $109,641,000 was divided by opening Shareholders' Equity of $546,978,000 equaling 20%. This Performance Level earns Mr. Ablon 100% of the Target Bonus. The Target Bonus, which equals base pay, was $800,000.

    CEO FORMULA BONUS PLAN--1997 TARGETS--Under the terms of the Plan, the Committee must preestablish the Performance Levels for each calendar year. The Committee held the Target Bonus at $800,000, which is 100% of base salary. The bonus that may be awarded under the Plan varies based upon the Pre-Tax Return On Equity Performance Level. The Committee established the following Performance Levels for 1997 (unchanged from 1996):

PRE-TAX ROE PERFORMANCE LEVEL                                               % OF TARGET BONUS
------------------------------------------------------------------------  ---------------------
LESS THAN 13%...........................................................                0
13% to under 17%........................................................               75%
17% to under 21%........................................................              100%
21% to under 25%........................................................              125%
25% or greater..........................................................              150%

    FINANCIAL PERFORMANCE--Ogden's overall financial performance for 1996 reflected the progress of the Company's refocusing efforts. Net income was significantly higher, while total revenue declined primarily as the result of the sales of certain businesses and reduced construction activities. During 1996, Ogden completed the disposition of a number of noncore businesses including Analytical

Technologies, Inc; W.J. Schafer Associates, Ogden Professional Services; and the national (except New York) Facility Services (Building Maintenance) business.

OTHER EXECUTIVE COMPENSATION

    The Committee decided on 1997 base salaries for Messrs. Mackin, Husby, Stone and Coit, in the amounts of $495,000, $300,000, $270,400, and $260,000 respectively, (representing increases of 4.2%, 0%, 4% and 0%, respectively) and annual bonus amounts reflected in the Summary Compensation Table, for 1996 performance. On January 15, 1997, the Committee awarded a 50,000 share stock option grant to Mr. Mackin at an exercise price of $20.1875 per share, the average of the high and low sales price of Ogden common stock on the date of grant. Mr. Mackin was recently named an Executive Vice President of Ogden Corporation in recognition of his contributions to further Ogden's core business activities, in addition to his efforts on behalf of Ogden Energy. In arriving at these decisions, the Committee considered individual contributions during 1996, as well as significant changes in roles and responsibilities. The Committee also considered summaries of executive compensation surveys published by leading compensation consulting firms.

    In reviewing competitive pay levels, the base salary and bonus awards of Messrs. Mackin, Husby, Stone and Coit ranged near the 75th percentile of comparable positions in other Fortune 500 companies within the $1 billion to $3 billion revenue range.

POLICY REGARDING DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    Ogden's policy regarding deductibility of executive pay in excess of $1 million is to preserve the tax deductibility of the CEO's annual incentive bonus and stock options by having these two components of compensation qualified as performance-based under the IRS rules. The CEO Formula Bonus Plan and the 1990 Ogden Stock Option Plan, both of which were adopted by the Committee and the Board, and approved by shareholders, constitute the largest elements of the CEO's compensation package. The Committee acknowledges that there may be certain noncash "imputed income" items which may cause pay to exceed $1 million in any year. This policy does not contemplate restricting the Committee from using discretionary business judgment as it determines appropriate.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Abraham Zaleznik, Chairman
Norman G. Einspruch
Judith Davidson Moyers
Frederick Seitz

    The graph below compares the cumulative total shareholder return on the common shares of Ogden for the last five fiscal years with the cumulative total return on the S&P 500 Index, the S&P Mid Cap 400 Index and the S&P Specialized Services Group over the same period assuming the investment of $100 in Ogden common shares, the S&P 500 Index, the S&P Mid Cap 400 Index and the S&P Specialized Services Group on December 31, 1991 and the reinvestment of all dividends:

                                     GRAPH
                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                  AMONG OGDEN CORPORATION, THE S&P 500 INDEX,
                THE S&P MID CAP 400 AND S&P SPECIALIZED SERVICES

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            OGDEN CORP.   S&P SPEC. SRVS.    S&P 500    S&P MIDCAP 400
1991                 100               100        100                100
1992              119.27            109.61     107.81             111.89
1993              125.46            128.28     118.41             127.44
1994              109.73            123.44     120.01             122.91
1995              132.47            173.49     164.95             160.84
1996              125.62            191.08     202.72             191.63

                             EXECUTIVE COMPENSATION

    The following Summary Compensation Table sets forth the aggregate cash and noncash compensation for each of the last three fiscal years awarded to, earned by or paid to the Chief Executive Officer of Ogden and each of Ogden's four other most highly compensated executive officers whose salary and bonus exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                         ANNUAL COMPENSATION (1)
                                                  ---------------------------------------------------------------------
                                                                                        ALL OTHER        OTHER ANNUAL
NAME AND PRINCIPAL POSITION                         YEAR       SALARY      BONUS     COMPENSATION (3)  COMPENSATION (2)
------------------------------------------------  ---------  ----------  ----------  ----------------  ----------------

R. Richard Ablon,...............................       1996  $  800,000     800,000(4)    $  148,188      $        0
  Chairman of the Board, President and                 1995     800,000     400,000        142,890                 0
  Chief Executive Officer, Ogden and Chairman          1994     800,000   1,000,000        151,491            43,401
  and Chief Executive Officer, Ogden Energy
  Group, Inc., a 100% owned subsidiary of Ogden.

Scott G. Mackin,................................       1996     475,000     375,000              0            85,530
  Executive Vice President of Ogden and                1995     450,000     375,000              0            79,986
  President and Chief Operating Officer, Ogden         1994     400,000     350,000              0            47,483
  Energy Group, Inc., a 100% owned subsidiary of
  Ogden.

Bruce W. Stone,.................................       1996     260,000     180,000              0            44,761
  Executive Vice President and Managing                1995     250,000     180,000              0            42,670
  Director, Ogden Energy Group Inc., a 100%            1994     212,000     175,000              0            24,495
  owned subsidiary of Ogden.

Philip G. Husby,................................       1996     300,000     115,000              0             4,500
  Senior Vice President, Chief Financial Officer       1995     260,000     115,000         39,952             4,500
  and Treasurer, Ogden.                                1994     236,250     140,000              0            12,896

                                                                         ANNUAL COMPENSATION (1)
                                                  ---------------------------------------------------------------------
                                                                                        ALL OTHER        OTHER ANNUAL
NAME AND PRINCIPAL POSITION                         YEAR       SALARY      BONUS     COMPENSATION (3)  COMPENSATION (2)
------------------------------------------------  ---------  ----------  ----------  ----------------  ----------------
Lynde H. Coit,..................................       1996     260,000     107,250         50,482             4,500
  Senior Vice President and General                    1995     235,000     105,000         36,000             4,500
  Counsel, Ogden.                                      1994     222,500     125,000              0            12,214

------------------------

(1) Includes annual compensation awarded to, earned by or paid to the individual during the year, or any portion thereof, that he served as an executive officer of Ogden.

(2) Amounts in this column represent cost of life insurance, car allowance, medical reimbursement, personal use of airplane and other personal benefits which in the aggregate exceeded the lesser of either $50,000 or 10% of the executives combined salary and bonus. The only personal benefits exceeding 25% of the total personal benefits reported in 1996 for the listed executive officers was a charge of $72,847 for use of the Ogden airplane by Mr. Ablon and a reimbursement for medical expenses in the amount of $54,984 and $33,953 for Messrs. Ablon and Coit, respectively.

(3) Includes, for the fiscal year ending December 31, 1996: (i) 401(K) matching contributions credited to the account balances of Messrs. Ablon, Husby and Coit in the amount of $0, $4,500, and $4,500, respectively, under the Ogden 401(k) Plan; (ii) an annual contribution in the amount of $6,195 to each of the account balances of Messrs. Mackin and Stone under the Ogden Energy Group (formerly Projects) Profit Sharing Plan; and (iii) a special discretionary cash payment made to Messrs. Mackin and Stone in the amount of $79,335 and $38,566, respectively, as a result of contribution limitations imposed by the Internal Revenue Code.

(4) Mr. Ablon's bonus was determined in accordance with the CEO Formula Bonus Plan (see "Compensation Committee Report on Executive Compensation--Chief Executive Officer (CEO) Compensation" of this Proxy Statement).

                               STOCK OPTION TABLE

    The following table sets forth information with respect to the named executive officers of Ogden concerning the exercise of Ogden stock options during 1996 and the value of exercisable and unexercisable stock options held as of December 31, 1996:

          AGGREGATED OPTION/LSAR EXERCISES IN 1996 AND FISCAL YEAR-END
                               OPTION/LSAR VALUES

                                                                                                  VALUE OF UNEXERCISED
                                                                    NUMBER OF SECURITIES              IN-THE-MONEY
                                                                   UNDERLYING UNEXERCISED      OPTIONS/LSAR AT FY-END (2)
                                NUMBER OF SHARES       VALUE       OPTIONS/LSAR AT FY-END
                                   ACQUIRED ON       REALIZED    --------------------------  ------------------------------
NAME                                EXERCISE            (1)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE    UNEXERCISABLE
-----------------------------  -------------------  -----------  -----------  -------------  -----------  -----------------

R. Richard Ablon.............          83,354        $ 553,971      720,000        360,000    $ 855,309       $       0

Scott G. Mackin..............            None             None      244,400        120,000      256,987               0

Bruce W. Stone...............            None             None      160,200           None      235,899               0

Philip G. Husby..............           6,300           56,044      112,000         48,000       70,000               0

Lynde H. Coit................            None             None       96,300         60,000       75,381               0

------------------------

(1) Based upon the difference between the exercise price and the average of the high and low sale prices of Ogden Common Stock on the New York Stock Exchange Composite Tape on the date of exercise.

(2) Computed based upon the difference between the exercise price and the average of the high and low sale prices of Ogden Common Stock on the New York Stock Exchange Composite Tape on December 31, 1996 ($19.1875 per share).

OGDEN EXECUTIVE PENSION PLAN

    The Executive Pension Plan is a non-tax-qualified pension plan that is generally not subject to the provisions of the Employee Retirement Income Security Act of 1974. Ogden makes annual contributions to the Executive Pension Plan trust, as determined by Ogden's actuary, which are deposited with The Bank of New York pursuant to a grantor trust agreement between Ogden and The Bank of New York. Ogden does not have access to or use of the trust assets; however, the assets may be subject to the claims of Ogden's general creditors in the event of its insolvency or bankruptcy. Amounts payable under the Executive Pension Plan are generally included in the recipient's income only when actually paid.

    All executive officers of Ogden, including those listed in the Summary Compensation Table (except Messrs. Mackin and Stone), are eligible to participate in the Executive Pension Plan and are entitled to a retirement benefit, subject to certain offsets, equal to 1.5% of the executive's final average compensation for the five consecutive highest paid years out of the executive's last ten years preceding retirement multiplied by the executive's years of service.

    Compensation includes salary, bonus and other compensation received during the year and deferred income earned, but does not include imputed income, severance pay, special discretionary cash payments or other noncash compensation. An eligible executive becomes fully vested and entitled to a benefit under the Executive Pension Plan trust upon the completion of five years of service, unless the executive was a participant in Ogden's prior pension plan on December 31, 1988, in which event the executive is automatically fully vested. The relationship of the covered compensation to the annual compensation shown in the Summary Compensation Table would be the Salary and Bonus columns and any car allowance.

    Pursuant to the provisions of the Executive Pension Plan, a lump-sum equivalent of the monthly benefit to be distributed to the executive upon retirement, termination or death, subject to offset by any amounts previously distributed to such executive as a result of the prior termination of Ogden's pension and supplemental pension plans and subject to an early retirement reduction of 6% per year prior to age 65. The amount distributed will be taxable to the executive as ordinary income at the time of distribution. As of December 31, 1996, R. Richard Ablon, Philip G. Husby and Lynde H. Coit have accrued 26, 10, and 8 years of service, respectively, under the plan and a monthly benefit accrual in the amount of $24,680, $3,475, and $3,316, respectively. Scott G. Mackin and Bruce W. Stone are not eligible for benefits under the Ogden Executive Pension Plan but do participate in the Ogden Energy Group (formerly Projects) Pension Plan as described below.

OGDEN ENERGY GROUP PENSION PLAN

    Scott G. Mackin and Bruce W. Stone participate in the Ogden Energy Group Pension Plan (the "Pension Plan"), a tax-qualified defined benefit plan subject to the provisions of the Employee Retirement Income Security Act of 1974. Under the Pension Plan each participant who meets the plan's vesting requirements will be provided with an annual benefit at or after age 65 equal to 1.5% of the participant's average compensation during the five consecutive calendar years of employment out of the ten consecutive calendar years immediately preceding his retirement date or termination date during which such average is highest, multiplied by his total years of service. Compensation includes salary and other compensation received during the year and deferred income earned, but does not include imputed income, severance pay, special discretionary cash payments or other noncash compensation. The relationship of the covered compensation to the annual compensation shown in the Summary Compensation Table would be the Salary and Bonus columns and any car allowance. A plan participant who is at least age 55 and who retires after completion of at least five years of employment receives a benefit equal to the amount he would have received if he had retired at age 65, reduced by an amount equal to 0.5% of the benefit multiplied by the number of months between the date the participant commenced receiving benefits and the date he would have received benefits if he had not retired prior to age 65.

    Messr. Mackin and Stone also participate in the Ogden Energy Group Supplemental Deferred Benefit Plan (the "Supplemental Plan"), a deferred compensation plan which is not qualified for federal income tax purposes. The Supplemental Plan provides that, in the event that the annual retirement benefit of any participant in the Pension Plan, determined pursuant to such plan's benefit formula, cannot be paid because of certain limits on annual benefits and contributions imposed by the Internal Revenue Code (the "Code"), the amount by which such benefit must be reduced will be paid to the participant from the general assets of the company.

    The following table shows the estimated annual retirement benefits payable in the form of a life annuity at age 65 under the Pension Plan and the Supplemental Plan. These benefits are subject to any deduction for Social Security benefits. Mr. Mackin has 10.5 years and Mr. Stone has 20.8 years of credited service under the Pension Plan as of December 31, 1996 and had annual average earnings for the last five years of $657,970 and $370,672, respectively.

AVERAGE ANNUAL
EARNINGS IN 5
 CONSECUTIVE
 HIGHEST PAID
 YEARS OUT OF
LAST 10 YEARS            ESTIMATED ANNUAL RETIREMENT BENEFITS BASED ON YEARS OF SERVICE
  PRECEDING     ---------------------------------------------------------------------------------
  RETIREMENT        5          10          15          20          25          30          35
--------------  ---------  ----------  ----------  ----------  ----------  ----------  ----------

30$0,000.....   $  22,500  $   45,000  $   67,500  $   90,000  $  112,500  $  135,000  $  157,500

325,000.....       24,375      48,750      73,125      97,500     121,875     146,250     170,625

350,000.....       26,250      52,500      78,750     105,000     131,250     157,500     183,750

375,000.....       28,125      56,250      84,375     112,500     140,625     168,750     196,875

400,000.....       30,000      60,000      90,000     120,000     150,000     180,000     210,000

425,000.....       31,875      63,750      95,625     127,500     159,375     191,250     223,125

525,000.....       39,375      78,750     118,125     157,500     196,875     236,250     275,625

625,000.....       46,875      93,750     140,625     187,500     234,375     281,250     328,125

675,000.....       50,625     101,250     151,875     202,500     253,125     303,750     354,375

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
  ARRANGEMENTS

    EMPLOYMENT CONTRACTS

    (A) R. Richard Ablon is employed by Ogden as its President and Chief Executive Officer pursuant to an employment agreement which became effective as of January 1, 1991 and which provides that commencing December 31, 1991 and each December 31 thereafter, the term of the agreement is automatically extended an additional one-year period until Mr. Ablon reaches his normal retirement date and year to year thereafter. Either party may elect not to extend the term for an additional one-year period by written notice given to the other at least sixty days' prior to December 31, 1997 or any subsequent December 31, in which event the agreement would continue in effect until the expiration of its then existing term, at which time Mr. Ablon's employment would terminate. The annual salary under the agreement is fixed at a minimum of $500,000 with an annual incentive bonus in such amount as determined by the Board of Directors. If Mr. Ablon's employment is terminated by Ogden or if Mr. Ablon terminates employment for good reason (as described in the agreement) then Mr. Ablon would be entitled to a cash payment equal to five times the average of his salary and bonus paid during the term of the agreement.

    (B) Mr. Mackin's 1994 employment agreement was for a three-year term commencing January 1, 1994 and continuing through December 31, 1996. This agreement was amended on December 20, 1996 to provide for a five-year term commencing January 1, 1997 and continuing through December 31, 2001 and year to year thereafter, subject to the right of either party to terminate the agreement on any December 31 upon at least sixty (60) days prior written notice. The agreement provides for a minimum annual salary in the amount of $400,000, an annual incentive bonus in such amount as may be determined by the Board of Directors of Ogden Projects, Inc. ("OPI"), a wholly owned subsidiary of Ogden Energy Group, Inc., and a five-year covenant not to compete. The agreement also provides that if Mr. Mackin terminates his employment for good reason (as defined in the agreement) or if his employment is terminated for any reason other than for cause (as defined in the agreement) then he is entitled to a severance payment equal to five times his annual salary and bonus at the time of such termination.

    (C) Mr. Stone is employed by OPI pursuant to an employment agreement which became effective as of June 1, 1990 and continued through December 31, 1993, and from year to year thereafter, subject to the right of either party to terminate such employment on any December 31, upon at least sixty days prior written notice. The annual salary under the agreement is fixed at a minimum of $144,200 with an annual incentive bonus in such amount as determined by the Board of Directors. The agreement also provides that if Mr. Stone's employment is terminated for any reason other than for cause (as defined in the agreement) or if Mr. Stone terminates employment for good reason (as defined in the agreement), then Mr. Stone is entitled to a cash payment equal to three times his annual salary and bonus at the time of such termination.

    (D) Mr. Husby is employed by Ogden as its Senior Vice President and Chief Financial Officer pursuant to an employment agreement which became effective as of July 2, 1990 and continued through December 31, 1995 and year to year thereafter subject to the right of either party to terminate such employment as of December 31, 1997, or any subsequent December 31 upon sixty days prior written notice. The annual salary under the agreement is set at a minimum of $185,000 with an annual incentive bonus in such amount as determined by the Board of Directors. The agreement also provides that if Ogden terminates the employment of Mr. Husby for any reason other than for cause (as defined in the agreement) or if Mr. Husby terminates employment for good reason (as defined in the agreement), then Mr. Husby is entitled to a cash payment equal to three times his annual salary and bonus at the time of such termination.

    (E) Mr. Coit is employed by Ogden as its Senior Vice President and General Counsel pursuant to an employment agreement which became effective as of January 30, 1990 and continued through April 1, 1994, provided, however, commencing on April 1, 1991 and each April 1 thereafter, the term thereof is automatically extended an additional one year period unless terminated by Ogden upon ninety days' prior written notice. Mr. Coit's annual salary under the agreement will be no less than his base salary in 1989 plus an incentive bonus in such amount as determined by the Board of Directors. The agreement provides that if Mr. Coit is terminated by Ogden without cause or resigns for good reason(as defined in the agreement), Ogden will (a) pay Mr. Coit an amount equal to his current monthly salary plus one-twelfth his incentive bonus for the 12-month period ending on the December 31 immediately preceding his date of termination or resignation, times the lesser of (i) 12 plus 2 for each twelve months of service, or (ii) 36;
(b) purchase Mr. Coit's home for its original purchase price; and (c) continue his benefits for a number of months equal to the number of months of pay which Mr. Coit would be entitled during the period of time set forth under (a) above.

    TERMINATION OF EMPLOYMENT

    Mr. C. G. Caras resigned as an Ogden director and officer effective as of May 1, 1996. Pursuant to the terms of his termination agreement Mr. Caras was paid his current salary through December 31, 1996 and an annual severance payment in the amount of $390,000 payable over a period of three (3) years commencing January 1, 1997 and continuing through December 31, 1999.

    LIMITED STOCK APPRECIATION RIGHTS

    Ogden's Stock Option Plans, as amended, (the "Plans") permit, in connection with the grant of an option award, the grant of tandem limited stock appreciation rights ("LSARs"). In general, the exercise of an LSAR by an optionee entitles the optionee to an amount in cash, with respect to each share subject thereto, equal to the excess of the value of a share of Ogden Common Stock (determined in accordance with the Plans) on the exercise date over the exercise price of the related option award. An LSAR is exercisable only during the period commencing the first day following the occurrence of a Change in Control (as defined in each Stock Option Agreement) and terminating on the expiration of ninety days after such date. In general, the term "Change in Control" means the acquisition by any person of 20% or more of the voting power of Ogden's outstanding securities, the approval by Ogden's shareholders of an agreement to merge Ogden or to sell substantially all of its assets or the occurrence of certain changes in the membership of the Ogden Board of Directors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    A loan was made by Ogden in 1989 to Mr. Coit, Senior Vice President and General Counsel of Ogden, to assist Mr. Coit in the purchase of a home in connection with his relocation. The loan is evidenced by a demand note, bearing interest at the rate of 8% per annum and is secured by a second mortgage on the premises. The maximum amount outstanding under the loan during 1996 was $145,000. As of December 31, 1996, there was an outstanding balance of $145,000.

    The maximum amount outstanding during 1996 pursuant to a loan made by OPI in 1990 to Bruce W. Stone, an Executive Officer of Ogden and Executive Vice President and Managing Director of OPI, for the purposes of assisting Mr. Stone in the purchase of his home was $91,260. The loan is evidenced by a demand note bearing interest at the rate of 8% per annum. As of December 31, 1996 there was an outstanding balance of $91,260.

    Robert E. Smith, an Ogden director, is a partner in the law firm of Rosenman & Colin which rendered legal services during 1996 and currently renders legal services to Ogden and its subsidiaries.

    Mr. Jesus Sainz, an Ogden director, is an officer of Trebol International, S.A. ("Trebol"), a Spanish corporation located in Madrid, Spain, which is the parent of Atlas International, S.A. ("Atlas"). The following is a description of certain transactions among Ogden, Trebol and Atlas:

        (a) Prior to the time Mr. Sainz became an Ogden director, Trebol and an Ogden subsidiary purchased equity interests of 12.5% and 15.48%, respectively, in Parques Tecnolculturoles, S.A. (now called Parque dela Magica S.A.) ("Partecsa"), a Spanish corporation, which has been awarded a 30-year contract, to convert, remodel, operate and manage a 200-acre site located in Seville,

    Spain which was originally created for Seville's Expo 92. Subsequently, Ogden increased its equity interest in Partecsa to 22.42% and Trebol decreased its equity interest in Partecsa to 7.25%. Mr. Sainz serves as Chairman of the Board of Partecsa, a position for which he receives no remuneration.

        (b) Also prior to the time Mr. Sainz became an Ogden director, Atlas and a subsidiary of Ogden acquired 6% and 54% interests, respectively, in a Peruvian corporation established to provide passenger and ground handling services at Peruvian airports. Ogden's capital investment in the Peruvian company is approximately $125,000. Atlas's capital investment is $15,600 which was loaned to Atlas by Ogden and is evidenced by Atlas's interest bearing promissory note, which is secured by a pledge of Atlas's 6% ownership in the Peruvian company. The Peruvian company commenced operations in 1994 at the Jorge Chavez Airport in Lima, Peru. Ogden's subsidiary is responsible for the Peruvian company's day-to-day operations. Any distributions by the Peruvian company to its stockholders will first be used by Atlas to repay the $15,600 loan made to Atlas by Ogden's subsidiary. To date no distributions have been made to stockholders.

        (c) Atlas assisted Ogden in forming a joint venture, in which Ogden owns a 50% interest, to develop and operate Rural de Palermo, a 28-acre fair and exhibition center located in Buenos Aires, Argentina. In consideration thereof, Atlas will receive an amount equal to 2% of the net profit derived by Ogden from its 50% interest in the joint venture.

    The foregoing transactions with Mr. Sainz were developed in the ordinary course of business and were negotiated at arms length. In the opinion of management these transactions are fair, equitable and in the best interest of Ogden and its subsidiaries and are at least as favorable to Ogden and its subsidiaries as provisions which could be expected in similar transactions with any unaffiliated persons.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires Ogden's directors, executive officers and persons who beneficially own more than 10% of any class of Ogden's equity securities ("Reporting Persons") to file certain reports concerning their beneficial ownership and changes in their beneficial ownership of Ogden's equity securities. Ogden believes that during fiscal 1996 all Reporting Persons complied with their Section 16(a) filing requirements.

                                 OTHER MATTERS

    Ogden has no knowledge of any matters to be presented to the meeting other than those set forth above. The persons named in the accompanying form of proxy will use their own discretion in voting with respect to any such matters.

    Any proposals of shareholders to be presented at Ogden's Annual Meeting in 1998 must be received at Ogden's principal executive offices, Two Pennsylvania Plaza, New York, New York 10121, Attn: Vice President and Secretary, not later than December 16, 1997.

                                                         -----------------------

                                                         -----------------------

                                                         -----------------------

                                                         -----------------------

                                                         -----------------------

                                                         -----------------------

                                                         -----------------------

                                                         -----------------------

                                                                 [LOGO]

                                                      NOTICE OF ANNUAL MEETING
                                                      AND
                                                      PROXY STATEMENT

                                                      . . . . . . . . . . . . .
                                                      . . . . . . . . . . . . .

                                                      THE ANNUAL MEETING OF
                                                      SHAREHOLDERS WILL BE HELD
                                                      AT THE
                                                      RITZ-CARLTON HUNTINGTON
                                                      HOTEL
                                                      1401 SOUTH OAK KNOLL
                                                      AVENUE,
                                                      PASADENA, CALIFORNIA
                                                      ON THURSDAY, MAY 22, 1997,
                                                      AT 9:00 A.M. (PACIFIC
                                                      TIME)

--------------------------------------------------------------------------------

PREFERRED

                  OGDEN CORPORATION--BOARD OF DIRECTORS PROXY

     KNOW ALL MEN BY THESE PRESENT that the undersigned shareholder of OGDEN CORPORATION (the "Corporation") does hereby constitute and appoint R. RICHARD ABLON, J. L. EFFINGER and KATHLEEN RITCH, and each of them attorneys and proxies with full power of substitution to each, for and in the name of the undersigned and with all the powers the undersigned would posses if personally present, to vote all the shares of Preferred Stock of the undersigned in the Corporation at the Annual Meeting of Shareholders of the Corporation, to be held at the Ritz-Carlton Huntington Hotel, 1401 South Oak Knoll Avenue, Pasadena, CA on Thursday, May 22, 1997 at 9:00 A.M. (Pacific Time) and at any and all adjournments thereof on all matters as may properly come before the meeting, as set forth in the Notice of Annual Meeting of Shareholders, dated April 14, 1997.

     A majority of such attorneys as shall be present and shall act at said meeting, or any of them (or only one of such attorneys shall be present and act, then that one) shall have and may exercise all the powers of said attorneys hereunder.

     IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES TO WHICH IT RELATES WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THE SHARES TO WHICH IT RELATES WILL BE VOTED FOR THE ELECTION OF THE FIVE DIRECTORS LISTED ON THE REVERSE SIDE, AND FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS AUDITORS AND AGAINST SHAREHOLDER PROPOSALS 3, 4 AND 5. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE FIVE DIRECTORS AND FOR RATIFICATION OF DELOITTE & TOUCHE AS AUDITORS; AND AGAINST THE THREE SHAREHOLDER PROPOSALS.

(Continued and to be signed on the reverse side)

                                                  OGDEN CORPORATION
                                                  P.O. BOX 11174
                                                  NEW YORK, N.Y. 10203-0174

--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

     ------
    |      |
     ------

Proposal 1. FOR election of the         FOR all nominees   [X]   WITHHOLD AUTHORITY to vote        [X]   *EXCEPTIONS     [X]
following five directors for a three    listed below             for all nominees listed below.
year term.

Nominees: David M. Abshire, Norman G. Einspruch, Artallah Kappas, Homer A. Neal and Stanford S. Penner

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions: ______________________________________________________________________________________________________________________

Proposal 2. Ratification of Deloitte & Touche LLP as auditors    Proposal 3. Shareholder proposal requesting the Board of Directors
of the Corporation for the year 1997.                            take steps necessary to provide that new directors be elected annually and not by classes.

  FOR [X]             AGAINST [X]           ABSTAIN [X]            FOR [X]             AGAINST [X]              ABSTAIN [X]

Proposal 4. Shareholder proposal requesting the Board of         Proposal 5. Shareholder proposal requesting the Board of Directors
Directors take the steps necessary to require all non-           engage an investment banker to explore all alternatives to enhance
employee directors receive a minimum of fifty percent (50%)      the value of the company.
of their total compensation in the form of Ogden stock
which cannot be sold for three years.

  FOR [X]             AGAINST [X]           ABSTAIN [X]            FOR [X]             AGAINST [X]              ABSTAIN [X]



                                                                                Please sign exactly as your name(s) appear hereon.
                                                                                When signing as attorney, executor, administrator,
                                                                                trustee or guardian, please sign your full name as
                                                                                such. If signer is a corporation, please sign in
                                                                                in full corporate name by authorized officer. If
                                                                                signer is a partnership, please sign in partnership
                                                                                name by authorized person. Each joint owner should
                                                                                sign.

                                                                                Dated _______________________________________, 1997
                                                                     |
                                                                     |          ___________________________________________________
                                                                     |                             Signature
                                                                _____|          ___________________________________________________
                                                                                             Signature, if held jointly

Sign, Date and Return the Proxy Card Promptly             If you plan to attend the         Votes must be indicated
Using the Enclosed Envelope.                              meeting please check here.  [X]   (x) in Black or Blue Ink.  [X]

-----------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

COMMON

                  OGDEN CORPORATION--BOARD OF DIRECTORS PROXY

     KNOW ALL MEN BY THESE PRESENT that the undersigned shareholder of OGDEN CORPORATION (the "Corporation") does hereby constitute and appoint R. RICHARD ABLON, J. L. EFFINGER and KATHLEEN RITCH, and each of them attorneys and proxies with full power of substitution to each, for and in the name of the undersigned and with all the powers the undersigned would posses if personally present, to vote all the shares of Common Stock of the undersigned in the Corporation at the Annual Meeting of Shareholders of the Corporation, to be held at the Ritz-Carlton Huntington Hotel, 1401 South Oak Knoll Avenue, Pasadena, CA on Thursday, May 22, 1997 at 9:00 A.M. (Pacific Time) and at any and all adjournments thereof on all matters as may properly come before the meeting, as set forth in the Notice of Annual Meeting of Shareholders, dated April 14, 1997.

     A majority of such attorneys as shall be present and shall act at said meeting, or any of them (or only one of such attorneys shall be present and act, then that one) shall have and may exercise all the powers of said attorneys hereunder.

     IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES TO WHICH IT RELATES WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THE SHARES TO WHICH IT RELATES WILL BE VOTED FOR THE ELECTION OF THE FIVE DIRECTORS LISTED ON THE REVERSE SIDE, AND FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS AUDITORS AND AGAINST SHAREHOLDER PROPOSALS 3, 4 AND 5. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE FIVE DIRECTORS AND FOR RATIFICATION OF DELOITTE & TOUCHE AS AUDITORS; AND AGAINST THE THREE SHAREHOLDER PROPOSALS.

(Continued and to be signed on the reverse side)

                                                  OGDEN CORPORATION
                                                  P.O. BOX 11174
                                                  NEW YORK, N.Y. 10203-0174

--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

     ------
    |      |
     ------

Proposal 1. FOR election of the         FOR all nominees   [X]   WITHHOLD AUTHORITY to vote        [X]   *EXCEPTIONS     [X]
following five directors for a three    listed below             for all nominees listed below.
year term.

Nominees. David M. Abshire, Norman G. Einspruch, Artallah Kappas, Homer A. Neal and Stanford S. Penner

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions: ______________________________________________________________________________________________________________________

Proposal 2. Ratification of Deloitte & Touche LLP as auditors    Proposal 3. Shareholder proposal requesting the Board of Directors
of the Corporation for the year 1997.                            take steps necessary to provide that new directors be elected annually and not by classes.

  FOR [X]             AGAINST [X]           ABSTAIN [X]              FOR [X]           AGAINST [X]              ABSTAIN [X]

Proposal 4. Shareholder proposal requesting the Board of         Proposal 5. Shareholder proposal requesting the Board of Directors
Directors take the steps necessary to require all non-           engage an investment banker to explore all alternatives to enhance
employee directors receive a minimum of fifty percent (50%)      the value of the company.
of their total compensation in the form of Ogden stock
which cannot be sold for three years.

  FOR [X]             AGAINST [X]           ABSTAIN [X]              FOR [X]           AGAINST [X]              ABSTAIN [X]



                                                                                Please sign exactly as your name(s) appear hereon.
                                                                                When signing as attorney, executor, administrator,
                                                                                trustee or guardian, please sign your full name as
                                                                                such. If signer is a corporation, please sign in
                                                                                in full corporate name by authorized officer. If
                                                                                signer is a partnership, please sign in partnership
                                                                                name by authorized person. Each joint owner should
                                                                                sign.

                                                                                Dated _______________________________________, 1997
                                                                     |
                                                                     |          ___________________________________________________
                                                                     |                               Signature
                                                                _____|          ___________________________________________________
                                                                                             Signature, if held jointly

Sign, Date and Return the Proxy Card Promptly                   If you plan to attend the         Votes must be indicated
Using the Enclosed Envelope.                                    meeting please check here.  [X]   (x) in Black or Blue Ink.  [X]

-----------------------------------------------------------------------------------------------------------------------------------